Exhibit 3.1

T3 DEFENSE INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

February 24, 2026

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article IV of the Amended and Restated Certificate of Incorporation (as most recently amended on February 9, 2026, the “Certificate of Incorporation”) of T3 Defense Inc. (the “Corporation”):

WHEREAS, Article IV of the Certificate of Incorporation authorizes the issuance of up to 15,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Certificate of Incorporation and in accordance with Section 151 of the DGCL, at a meeting held on February 23, 2026, adopted the following resolutions:

RESOLVED, that a new series of Preferred Stock of the Corporation, designated as “Series B Convertible Preferred Stock,” be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the qualifications, limitations or restrictions thereof are as set forth in such Certificate of Designations of Rights, Preferences and Limitations of Series B Preferred Stock (the “Certificate”), as filed with the Delaware Secretary of State in accordance with the Corporation’s Certificate of Incorporation, its Bylaws (the “Bylaws”) and the DGCL; and be it further

RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said shares and fixing the number, limited powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Corporation’s Certificate of Incorporation; and be it further

RESOLVED, that the Board does hereby approve the adoption of the Certificate, and does hereby determine that the adoption of the Certificate is in the best interests of the stockholders; and be it further

RESOLVED, the Certificate and the rights and preferences thereby created are subject to the approval of the Corporation’s stockholders at a meeting in accordance with the DGCL and is also subject to compliance with the Rules of the Nasdaq Stock Market; and be it further

RESOLVED, that each of the Chief Executive Officer and the Chief Financial Officer of the Corporation are hereby authorized and directed to take all actions necessary to prepare and file the Certificate with the Secretary of State of the State of Delaware as they, in consultation with legal counsel, deem either necessary or appropriate to proceed with any such sale.

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as the “Series B Convertible Preferred Stock,” par value $0.0001 per share (the “Series B Preferred Stock”). The Series B Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series B Preferred Stock shall be 400. The number of shares of Series B Preferred Stock may be increased from time to time subject to the provisions of Section 5 and Section 15 hereof and any such additional shares of Series B Preferred Stock shall form a single series with the Series B Preferred Stock. Each share of Series B Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series B Preferred Stock.

Section 2. Certain Definitions. The following words and terms shall have the meanings defined in this Section 2. All capitalized words and terms not defined, have the meaning in the Securities Purchase Agreement:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares (however designated) of the Corporation’s capital stock.

“Certificate” means this Certificate of Designations of Rights, Preferences and Limitations of Series B Convertible Preferred Stock.

“Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation, as amended.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)	one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)	a replacement of more than a majority of the members of the Board that is not approved by (i) those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals) and (ii) the Majority Holder;

(iii)	a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries with another entity, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)	a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)	the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, $0.0001 par value, of the Corporation and (ii) any Capital Stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Fundamental Transaction” means that (i) the Corporation shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation. Provided, however, that neither (i) the spin-off or dividend of common stock of a Subsidiary nor (ii) any transaction with an Affiliate or a related party of the Majority Holders.

“Holder” or “Holders” shall mean each holder of shares of Series B Preferred Stock.

“Issuance Date” means a Closing Date under the Securities Purchase Agreement, as the same may from time to time be amended, pursuant to which the Corporation shall issue, and the Holder shall acquire, [200] shares of Series B Preferred Stock.

“Junior Stock” shall have the meaning set forth in Section 9 hereof.

“Liquidation Preference Per Share” shall mean $50,000.00.

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series B Preferred Stock.

“Maximum Percentage” shall have the meaning set forth in Section 6(n).

“Notice of Conversion” shall have the meaning set forth in Section 6(b)(i) hereof.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a Trading Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Parity Stock” shall have the meaning set forth in Section 8 hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Pre-Funded Warrants” means the Common Stock purchase warrants issuable upon conversion of the Series B Preferred Stock in the form of Exhibit D to the Securities Purchase Agreement.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.

“Redemption Date” shall have the meaning set forth in Section 6(o)(i) hereof.

“Redemption Deadline” shall have the meaning set forth in Section 6(o)(ii) hereof.

“Redemption Election” shall have the meaning set forth in Section 6(o)(i) hereof.

“Redemption Price” means the Stated Value multiplied by 1.05.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and among the initial Holders and the Corporation dated as of February __, 2026.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement by and among the initial Holders and the Corporation dated as of February 24, 2026, pursuant to which the initial Holders shall have acquired up to 400 shares of Series B Preferred Stock subject to the conditions contained in the Securities Purchase Agreement.

“Senior Stock” shall have the meaning set forth in Section 8 hereof.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Corporation, par value $0.0001 per share.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Stated Value” means $[50,000] per share of Series B Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Successor Entity” means the Person (or, if so elected by the Majority Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Majority Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; the NYSE American; any level of the OTC Markets operated by OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Warrants” shall have the meaning set forth in Section 6(a)(iii) hereof.

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 6, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series B Preferred Stock.

Section 4. Liquidation Preference. Upon the occurrence of (i) a Change of Control Event; (ii) liquidation; (iii) dissolution (other than a dissolution arising from the failure to make a routine filing with the Delaware Secretary of State); or (iv) winding-up, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the Corporation shall first redeem all shares of Series B Preferred Stock, pari passu with the shares of Series A Preferred Stock, out of the Corporation’s assets legally available for distribution to stockholders, the Liquidation Preference Per Share, plus accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, each as defined in Section 8 of this Certificate, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series B Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4, unless the Majority Holders vote otherwise. The amount deemed distributed to the Holders of Series B Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

Section 5.  Voting Rights.

(a) Voting Generally. The holder of each share of Series B Preferred Stock shall, subject to the rules and regulations of the Nasdaq Stock Market, be entitled, on all matters on which any of the Corporation’s stockholders are required or permitted to vote, to cast ten thousand (10,000) votes per share of Series B Preferred Stock held by such holder. Except as provided expressly herein or as required by law, the holders of the Series B Preferred Stock shall vote together with the holders of Common Stock and not as a separate class. To the extent the holder of a share of Series B Preferred Stock is entitled to vote on a matter pursuant to Section 5(b), then the holder of each share of Series B Preferred Stock shall have the right to one vote for each share, and shall be entitled to notice of such stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(b) Protective Provisions. Without limiting the foregoing, for so long as at least 25% of the shares of Series B Preferred Stock issued to the Holders on the Issuance Date remain outstanding, consent of the Majority Holders shall be required for any action that: (i) alters or changes the rights, preferences or privileges of the Series B Preferred Stock, (ii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or pari passu with the Series B Preferred Stock, (iii) results in the redemption or repurchase of any shares of Common Stock (other than pursuant to agreements with service providers giving the Corporation the right to repurchase shares upon the cessation and/or termination of services or other instruments or securities outstanding as of the date this Certificate is first filed with the Delaware Secretary of State), (iv) results in any Fundamental Transaction or any other merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are sold, (v) amends or waives any provision of the Corporation’s Certificate of Incorporation or Bylaws relative to the Series B Preferred Stock, (vi) increases the number of directors who may serve on the Corporation’s Board above the maximum number of directors permitted under the Certificate of Incorporation and the Bylaws, (vii) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock, other than spin-offs or dividends of common stock of any Subsidiary, or (viii) enters into any transaction that contemplates any of the foregoing. Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholder) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation’s Bylaws and the DGCL.

(c) Notwithstanding anything to the contrary, if the voting rights provided by this Section 5 would otherwise cause the issuance of the Series B Preferred Stock to be a transaction other than a public offering at below the Minimum Price as that term is defined under Nasdaq Rule 5635 and the accompanying instructions thereto, or violate Nasdaq Rule 5640, then the voting rights granted to the Holder(s) under this Section 5 shall be reduced proportionately as necessary to comply with such Nasdaq Rule.

Section 6. Conversion and Redemption of Series B Preferred Stock.

(a) Conversion.

(i) Optional Conversion. Subject to this Section 6, each share of Series B Preferred Stock is convertible, in whole or in part and at the option of the Holder, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of the Series B Preferred Stock being converted by the then applicable Conversion Price. The Conversion Price shall be subject to adjustment as provided in Section 6(d) below.

(ii) Automatic Conversion. Each share of Series B Preferred Stock will, upon effectiveness of the Initial Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to the Registration Rights Agreement, automatically convert into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of the Series B Preferred Stock being converted by the then applicable Conversion Price. The Conversion Price shall be subject to adjustment as provided in Section 6(d) below. No conversion shall be permitted to the extent that it violates the Rules of the Principal Market. To the extent the conversion provided for by this Section 6(a)(ii) would cause a Holder’s beneficial ownership of the shares of Common Stock to exceed the Maximum Percentage, as determined in accordance with Section 6(n), such Holder may receive Pre-Funded Warrants in lieu of shares of Common Stock.

For purposes hereof, the term “Conversion Price” shall mean $2.13 per share, subject to adjustment as provided in Section 6(d) below.

(b) Mechanics of Conversion.

(i) Before any Holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a)(i) hereof, and subject to the limitation described in Section 6(a)(ii), such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued, substantially in the form attached hereto as Exhibit A (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue.

(ii) Shares of Series B Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a) hereof, and as soon as practicable after delivery of the certificate(s) evidencing the Series B Preferred Stock, within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Series B Preferred Stock pursuant to this Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series B Preferred Stock certificate delivered to the Corporation. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the shares of its Series B Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series B Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to this Section 6 by the Share Delivery Date applicable to such conversion and no injunction or similar court order is in effect, the Corporation shall pay to such Holder, in cash or shares of Common Stock, as liquidated damages and not as a penalty, for each $10,000 of Stated Value of Series B Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Liquidated damages hereunder shall accrue and be paid in cash or shares at the discretion of the Company on the earlier of the effective date of a resale registration statement registering the sale of such shares or the date on which such shares can be sold pursuant to Rule 144 (the “Registration Date”), If the Company elects to pay liquidated damages in shares of Common Stock, the number of shares of Common Stock issuable to the Holder shall be determined by dividing the aggregate amount of accrued liquidated damages by the closing price of the Company’s Common Stock on the Trading Market on the day immediately prior to the Registration Date. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Fractional Shares; Computation Certificates.

(i) No fractional shares shall be issued upon conversion of the Series B Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share for any shares in excess of one-half (1/2) or otherwise rounded down.

(ii) Upon the occurrence of each adjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series B Preferred Stock a statement, signed by its independent registered public accounting firm, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series B Preferred Stock.

(d) Adjustments of the Conversion Price. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock, provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock into a larger number of shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock (including by way of a reverse stock split), the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii) Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(d) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, any Subsidiary or any other Persons, evidences of indebtedness issued by the Corporation, any Subsidiary or other Persons, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(e) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case for the purpose of this Section 6(d), the Holders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

(iv) Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event shall be effected while any shares of Series B Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series B Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series B Preferred Stock.

(v) Subsequent Equity Sales. If, at any time while shares of Series B Preferred Stock are outstanding, the Corporation or any Subsidiary, as applicable, closes a financing in which it sells or grants any option to purchase or sells or grants any right to reprice outstanding securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any Common Stock Equivalent, entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. The Corporation agrees to consult with the Majority Holder prior to commencing any such financing regarding its terms. Further, the Corporation shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of shares of Common Stock upon conversion of the Series B Preferred Stock determined based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding the foregoing, this Section 6(d)(v) shall not apply in respect of the following: (i) issuances pursuant to acquisitions, joint ventures, license arrangements, leasing arrangements and similar transaction arrangements; (ii) an issuance of shares of Common Stock issued upon the conversion or exercise of convertible securities issued prior to the date hereof or convertible securities that may be issued pursuant to an agreement in effect as of the Issuance Date; provided that definitive terms of such convertible securities (whether such convertible securities have been issued or will be issued) have been disclosed in the Public Reports; and, provided further that the conversion or exercise (as the case may be) of any such convertible security is made solely pursuant to the conversion or exercise (as the case may be) provisions of such convertible security that were in effect (or disclosed in the Public Reports) on the date immediately prior to the Issuance Date, the conversion or exercise price of any such convertible securities is not lowered, none of such convertible securities are (nor is any provision of any such convertible securities) amended or waived in any manner (whether by the Corporation or the holder thereof) to increase the number of shares issuable thereunder and none of the terms or conditions of any such convertible securities are otherwise materially changed or waived (whether by the Corporation or the holder thereof) in any manner that adversely affects any Holder; (iii) the issuance of securities to employees, directors and other third parties under an Approved Stock Plan; (iv) the issuance of the Conversion Shares, the Warrants and the shares of Common Stock underlying the Warrants; and (v) the issuance of securities pursuant to an equity line of credit or similar arrangement with the Holder.

(vi) Adjustment Upon Stockholder Approval. If the Corporation has obtained Stockholder Approval, the Conversion Price will adjusted to the lower of (i) $2.13 per share, (ii) the price per share upon effectiveness of the Initial Registration Statement required to be filed pursuant to the Registration Rights Agreement, (iii) the price per share upon the Corporation obtaining Stockholder Approval and (iv) the price per share upon applicability of Rule 144 as it relates to the sale of the Conversion Shares, in each case subject to adjustment as provided in Section 6(d).

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(f) Good Faith Assistance. The Corporation will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(g) Notice of Record Taking. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, 200% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series B Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible. For avoidance of doubt, because the Corporation does not have sufficient authorized Common Stock as of the Issuance Date, it will reserve the maximum number of shares of Common Stock that it legally can and seek stockholder approval as provided in the Securities Purchase Agreement.

(i) Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

(j) Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, Liens or charges with respect thereto.

(k) Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series B Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(l) Cancellation of Series B Preferred Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to this Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(m) Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with Section 6(c) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 6(c) above. If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense.

(n) Limitations on Conversions. Notwithstanding anything to the contrary contained herein, shares of Series B Preferred Stock shall not be convertible by a Holder into shares of Common Stock, and the Corporation shall not effect any conversion of shares of Series B Preferred Stock into or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such Conversion or other share issuance hereunder the Holder (together with its Affiliates) would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether shares of Series B Preferred Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission for conversion or exercise (as the case may be). Under no circumstances can the Maximum Percentage limitation be amended on less than 61 days’ notice, if, as a result of such amendment, the Maximum Percentage is amended to be above 9.99%. No prior inability to convert shares of Series B Preferred Stock, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For any reason at any time until the shares of Series B Preferred Stock has been converted, upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion, exchange or exercise of convertible or exercisable securities into Common Stock, including, without limitation, shares of Series B Preferred Stock.

(o) Redemption Rights.

(i) Optional Redemption. At any time beginning one year after the Issuance Date, if the Corporation has not obtained Stockholder Approval, a Holder may elect to require the Corporation to redeem any or all of such Holder’s shares of Series B Preferred Stock in exchange for the Redemption Price. In the event a Holder shall elect to require the Corporation to redeem any or all of such shares of Series B Preferred Stock, such Holder shall deliver to the Corporation a written notice stating such Holder’s election and specifying the number of shares to be redeemed pursuant to this Section 6(o)(i) (a “Redemption Election”). The Corporation shall effectuate all redemptions within fifteen (15) Business Days of its receipt of the applicable Redemption Election (each such date on which the Company effects such a redemption, a “Redemption Date”) out of funds legally available therefor.

(ii) Redemption Delays. If the Corporation fails to pay any Holder the Redemption Price with respect to any share of Series B Preferred Stock within fifteen (15) Business Days of the Corporation’s receipt of the applicable Redemption Election (such date, the “Redemption Deadline”), then such Holder entitled to redemption shall be entitled to interest on the Redemption Price at a per annum rate equal to the lower of fifteen percent (15%) and the highest interest rate permitted by applicable law from the Redemption Deadline until the date of payment of the Redemption Price. In the event the Corporation is not able to redeem all of the shares of Series B Preferred Stock subject to Redemption Elections delivered prior to a Redemption Deadline, the Corporation shall redeem shares of Series B Preferred Stock from each Holder pro rata, based on the total number of shares of Series B Preferred Stock outstanding on such Redemption Deadline included by such Holder in all Redemption Elections delivered prior to such Redemption Deadline relative to the total number of shares of Series B Preferred Stock outstanding on such Redemption Deadline included in all of the Redemption Elections delivered prior to such Redemption Deadline. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem but which it has not redeemed.

Section 7. Status of Acquired Shares. All shares of Series B Preferred Stock converted by its Holder in accordance with Section 6 hereof, or acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 8. Ranking. The Series B Preferred Stock will rank: (i) senior to (A) all of the Corporation’s Common Stock and (B) and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series B Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to (A) the Series A Preferred Stock and (B) any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series B Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up (it being agreed that without the prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, pari passu with, the Series B Preferred Stock) (“Parity Stock”); and (iii) junior to all of the Corporation’s existing and future indebtedness. Without prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, “Senior Stock”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 9. Rights Upon Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 9 pursuant to written agreements in form and substance satisfactory to the Majority Holders and approved by the Majority Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series B Preferred Stock in exchange for such shares of Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate, including, without limitation, having a stated value equal to the stated value and dividend rate of the Series B Preferred Stock held by the Holders and having similar ranking to the Series B Preferred Stock, and reasonably satisfactory to the Majority Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on a Trading Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate with the same effect as if such Successor Entity had been named as the Corporation herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series B Preferred Stock at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 6, which shall continue to be receivable thereafter)) issuable upon the conversion of the Series B Preferred Stock prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the shares of Series B Preferred Stock held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series B Preferred Stock contained in this Certificate), as adjusted in accordance with the provisions of this Certificate. The provisions of this Section 9 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series B Preferred Stock.

Section 10. Intentionally Omitted.

Section 11. Information Rights. During any period in which (i) the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and (ii) at least twenty-five percent (25%) of the shares of Series B Preferred Stock issued to the Holders on the Issuance Date remain outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all the Holders who at that time own more than 10% of the issued and outstanding shares of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such Holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock; provided, that the requirements of this Section 11 shall terminate on the six (6) month anniversary of the date on which the Corporation’s Common Stock becomes subject to Section 12(b) or 12(g) of the Exchange Act. The Corporation shall mail the reports to the Holders within 30 days after the respective dates by which the Corporation would have been required to file the reports with the Commission if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 12. Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 13. Sinking Fund. The Series B Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 14. Amendment of Resolution. The Board reserves the right, subject to the terms of this Certificate, from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock or designated shares of Series B Preferred Stock) or decrease (but not below the number of shares of Series B Preferred Stock then outstanding) the number of shares that constitute the Series B Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Certificate of Incorporation. Provided, however, that no increase contemplated by this Section 14 shall be made without the consent of the Majority Holders.

Section 15. Restriction and Limitations. Except as expressly provided herein or as required by law so long as at least twenty-five percent (25%) of the shares of Series B Preferred Stock issued on the Issuance Date remain outstanding, the Corporation shall not, without the vote or written consent of the Majority Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock.

Section 16. Waiver. Any right or privilege of the Series B Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series B Preferred Stock or other securities exercisable for or convertible into Series B Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 18. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 18. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate.

Section 19. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and will at all times in good faith carry out all the provisions of this Certificate and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series B Preferred Stock above the Stated Value then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series B Preferred Stock and (iii) shall, so long as any shares of Series B Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the Required Reserve Amount, subject to this Certificate.

Section 20. Transfer of Series B Preferred Stock. A Holder may transfer some or all of its shares of Series B Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws. The Holder shall provide notice to the Corporation of any transfers of such shares of Series B Preferred Stock.

Section 21. Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series B Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series B Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series B Preferred Stock are registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 22. Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the DGCL, of the Majority Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Corporation’s Certificate of Incorporation and Bylaws.

Section 23. Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 24. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 25. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

Section 26. Principal Market Compliance. Notwithstanding anything to the contrary, if while the Common Stock is listed on the Principal Market any of the terms, provisions, rights, covenants and restrictions set forth in this Certificate are determined by the Principal Market to be in violation of any of the Principal Market Rules, then such terms, provisions, rights, covenants or restrictions shall be of no force and effect to the extent of such noncompliance, and shall otherwise be interpreted to the extent possible in a manner consistent with compliance with such Principal Market Rules. In the event the immediately preceding sentence applies, the remainder of the terms, provisions, rights, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

[Signature Page Follows]

IN WITNESS WHEREOF, T3 Defense Inc. has caused this Certificate to be signed by the undersigned as of the date first written above.

T3 DEFENSE INC.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

Reference is made to (a) that certain Securities Purchase Agreement, dated as of February 23, 2026 (the “Agreement”), by and between Esousa Group Holdings, LLC and T3 Defense Inc., a Delaware corporation (the “Corporation”), (b) that certain Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock (the “Certificate”) and (c) that certain Conversion Amount (as defined in the Certificate) issued by the Corporation and outstanding as of the date hereof. In accordance with and pursuant to the Certificate, the undersigned hereby elects to convert the Conversion Amount (as defined in the Certificate) indicated below into shares of the Corporation’s Common Stock, $0.0001 par value per share (the “Common Stock”), at the Conversion Price (as defined in the Agreement and the Certificate, as of the date specified below). Capitalized terms not defined herein shall have the meaning as set forth in the Certificate.

Date of this Conversion Notice: _____________

Date of Conversion (the date that is one Business Day after the date of this Conversion Notice): ___________________

Number of Shares of Series B Preferred Stock to be Converted: ___________________

Stated Value of Each Share of Series B Preferred Stock: ___________________

Accrued and Accumulated and Unpaid Dividends on such Shares: ___________________

Aggregate Conversion Amount: ____________

Conversion Price: ___________________

Aggregate number of shares of Common Stock to be issued to the undersigned on the Date of Conversion (Aggregate Conversion Amount and divided by the Conversion Price): __________________

[_____________]

By:
Name:
Title:

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Notice of Conversion and hereby directs its transfer agent to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [________] from the Corporation and acknowledged and agreed to by [________].

T3 DEFENSE INC.

By:
Name:
Title: